Exhibit 3.47

CERTIFICATE OF FORMATION

OF

TRITON PCS HOLDINGS

COMPANY L.L.C.

ARTICLE I

The name of the Limited Liability Company is Triton PCS Holdings Company L.L.C.

ARTICLE II

The address of the Limited Liability Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 19th day of December, 1997.

MEMBER:
TRITON PCS LICENSE COMPANY, INC.

By:	/s/ David D. Clark
David D. Clark, Senior Vice President

Certificate of Amendment to Certificate of Formation

of

TRITON PCS HOLDINGS COMPANY L.L.C.

It is hereby certified that:

1.   The name of the limited liability company (hereinafter called the “limited liability company”) is:

TRITON PCS HOLDINGS COMPANY L.L.C.

2.  The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on January 7, 2005

/s/ Charles H.N. Kallenbach
Name:	Charles H.N. Kallenbach
Title:	Authorized Person